Exhibit 99.1

Methode Electronics Announces CFO Transition Plan

Chicago, IL – April 8, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system and power distribution applications, announced today that Ronald L. G. Tsoumas, Chief Financial Officer (CFO), is retiring from the company effective July 12, 2024, following the filing of Methode’s fiscal 2024 annual report. The company has begun a search process with the assistance of a leading executive search firm to identify Mr. Tsoumas’ permanent successor.

Following Mr. Tsoumas’ retirement and provided a permanent successor has not been hired, the company plans to appoint David Rawden, a director at consulting firm AlixPartners, as interim CFO until a permanent successor is identified. Mr. Rawden has held multiple CFO and interim CFO positions at both publicly traded and private companies. He brings over 25 years of finance, accounting and administrative experience and is a certified public accountant.

"I would like to thank Ron for his many contributions to Methode and wish him the best in his retirement. During his tenure as Controller and CFO, Methode more than doubled its sales and executed several acquisitions that enabled our expansion into new solutions and growing end markets,” said Avi Avula, President and Chief Executive Officer.

Mr. Avula added, “I look forward to working with Ron through our year-end closing and appreciate his efforts to ensure a smooth transition as we undergo a thorough search process to identify his successor. David is a seasoned finance executive, and Methode will benefit from his expertise over the next several months."

“It has been an honor to work with such a talented group of colleagues over the past 40 years,” said Mr. Tsoumas. “I am proud of my time at Methode and am confident in the opportunities ahead for the company as I transition into retirement.”

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President Investor Relations

rcherry@methode.com

708-457-4030